UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2020

Chicken Soup for the Soul Entertainment Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38125	81- 2560811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 E. Putnam Avenue, Floor 2W, Cos Cob, CT	06807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 398-0443

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CSSE	The Nasdaq Stock Market LLC
9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.0001 par value per share	CSSEP	The Nasdaq Stock Market LLC
9.50% Notes due 2025	CSSEN	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2020, Chicken Soup for the Soul Entertainment Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. as underwriter (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter $9,387,750 aggregate principal amount of 9.50% Notes due 2025 (the “Firm Notes”) and up to an additional $1,408,150 aggregate principal amount of 9.50% Notes due 2025 to cover underwriter overallotments (the “Additional Notes” and together with the Firm Notes, the “Notes”), which represents a 2.0% original issuance discount to the stated principal of $25.00 per note, or a public offering price of $24.50 per note.

On December 22, 2020, the Company completed its underwritten public offering of the Firm Notes pursuant to the Underwriting Agreement. The sale of the Firm Notes generated gross proceeds to the Company of $9,200,000 and net proceeds to the Company of approximately $8,576,496 after deducting underwriting discounts and commissions of approximately $460,000 and offering expenses of approximately $163,504. The Company will have broad discretion with respect to the use of the proceeds of the offering, which may include using some or all of such proceeds to pay certain obligations to affiliates of Sony Pictures Television Inc. that may otherwise be payable in shares of the Company’s 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”).

The Notes are a further issuance of, rank equally in right of payment with, and form a single series for all purposes under the indenture, dated as of July 17, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the supplemental indenture, dated as of July 17, 2020, between the Company and the Trustee (“Supplemental Indenture” and together with the Base Indenture, the “Indenture”) governing the Notes including, without limitation, waivers, amendments, consents, redemptions and other offers to purchase, with the $22,100,000 aggregate principal amount of 9.50% Notes due 2025 that were issued in July 2020 and August 2020 (the “July Notes”). The Underwriting Agreement contains, among other provisions, customary representations, warranties, and covenants of the Company, customary conditions to closing, customary indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, and customary termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Ladenburg Thalmann acted as the sole bookrunning manager of the offering. The Notes were offered pursuant to a prospectus, dated December 17, 2020, which is part of the Company’s registration statement on Form S-1 (Registration No. 333-251202), declared effective by the Securities and Exchange Commission (“SEC”) on December 17, 2020, and the Company’s registration statement on Form S-1MEF (Registration No. 333-251504) as filed with the SEC on December 18, 2020, which became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

The Notes are listed on the Nasdaq Global Market and trade under the symbol “CSSEN,” the same trading symbol as the July Notes.

The foregoing descriptions of the Underwriting Agreement, Base Indenture, Supplemental Indenture, and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, Base Indenture, Supplemental Indenture, and form of Note, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1, 4.2, and 4.3, respectively, and are incorporated herein by reference. The press release announcing the pricing of the offering is attached hereto as Exhibit 99.1. The press release announcing the closing of the offering is attached hereto as Exhibit 99.2

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes set forth in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

On December 18, 2020 and December 22, 2020, the Company issued press releases announcing the pricing and closing of the offering, respectively. The press releases are attached to this Current Report as Exhibits 99.1 and 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement dated as of December 17, 2020 between the Company and Ladenburg Thalmann & Co. Inc.

4.1	Indenture, dated as of July 17, 2020, between the Company and U.S. Bank National Association, as Trustee.*

4.2	First Supplemental Indenture, dated as of July 17, 2020, between the Company and U.S. Bank National Association, as Trustee.*

4.3	Form of 9.50% Notes due 2025 (included as Exhibit A to Exhibit 4.2 above).*

99.1	Press release dated December 18, 2020.

99.2	Press release dated December 22, 2020.

*Incorporated by reference to the Company’s Current Report on Form 8-K filed July 22, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2020	CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

	By:	/s/ William J. Rouhana, Jr.
		Name:	William J. Rouhana, Jr.
		Title:	Chief Executive Officer